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                                                                   EXHIBIT 2(iv)




February 13, 2001

Don McCormack
Advance Custom Systems
1390 South Potomac, Suite 136
Aurora, Colorado 80012

         Re: Wiring Services Agreement

Dear Mr. McCormack:

         By this letter, IntelliReady, Inc. is agreeing to extend the term of the Wiring Services Agreement by and between IntelliReady, Inc. and Advance Custom Systems, Inc. (the "Agreement") until April 30, 2001. All other terms of that Agreement shall remain in effect until such time as it is modified by the parties or April 30, 2001. This letter agreement shall be retroactive to the date of termination of the Agreement.

                                                 IntelliReady, Inc.


                                                 Scott B. Campbell
                                                 CEO

If the terms of this letter agreement are acceptable please acknowledge by signing below.

                                                 Advanced Custom Systems, Inc.


                                                 Don McCormack
                                                 CEO

cc:  David Rosenthal